Exhibit 10.20

SECOND AMENDMENT OF

LEASE AGREEMENT

This Amendment of Lease Agreement (this “Amendment”) is made as of the 9th day of January, 2007, by and between B-LINE Holdings, L.C., a Utah limited liability company (the “Landlord”), and Medallion Bank, a Utah Industrial Bank (the “Tenant”).

WHEREAS, by an Agreement of Lease dated July 3, 2002, Landlord has leased the space containing approximately 2,786 rentable square feet (“RSF”) (2,459 useable square feet (“USF”)), known as Suite 510 in the building located at 1100 East 6600 South, Salt Lake City, Utah (the “Building”) to Tenant;

WHEREAS, by an Amendment of Lease Agreement dated October 29, 2004, Tenant has leased an additional 1,475 RSF (1,302 USF) in the Building;

WHEREAS, by an Assignment of Lease Agreement dated July 6, 2006, Tenant executed an Assignment of Lease with Zerop Medical, LLC which has resulted in Tenant leasing from Landlord 2,752 RES (2,429 USF) known as Suite 520 in the Building;

WHEREAS, all of the above agreements by and between the Tenant and Landlord are herein referred to as the “Lease.”

NOW, THEREFORE, for and in consideration of the mutual entry into this Amendment, the parties hereto do hereby amend the Lease as follows, all of the following to be completed and effective as of January 15, 2007:

1. Premises. All of Tenant’s rights with respect to Suite 520 shall be terminated and Tenant shall vacate and surrender possession of Suite 520. Tenant shall remove all of its personal effects and leave Suite 520 in the condition required at the termination of the Lease. The Lease is amended to substitute Suite 520, with Suite 515. As a result of this change the amount of rentable and usable square feet with Suite 515 consisting of 1,556 RSF, 1,373 USF, shall be substituted for the rentable and usable square feet with Suite 520.

2. Tenant’s Percentage. As a result of the above substitution, the Tenant’s current total Percentage shall be 8.816% (5,817 / 65,983 total RSF).

3. Term. The Term of the Lease as well as all other terms and conditions for Suite 515 shall be the same as it was for Suite 520, except as specifically provided to the contrary herein.

4. Base Rent. As a result of the above substitution, the Tenant’s “Base Rent” is modified to be:

Suite 510:

Term	Base Rental Rate	Annual Base Rent	Monthly Installment
1/1/07-11/30/07	$19.72 per RSF/yr.	$84,026.92	$7,002.24

Suite 515:

Term	Base Rental Rate	Annual Base Rent	Monthly Installment
1/15/07-1/31/07	$19.63 per RSF/yr.	$30,544.32	$1,272.68
2/1/07-12/31/07	$19.63 per RSF/yr.	$30,544.32	$2,545.36
1/1/08-12/31/08	$20.22 per RSF/yr.	$31,462.32	$2,621.86
1/1/09-12/31/09	$20.83 per RSF/yr.	$32,411.52	$2,700.96

5. Base Year. “Base Year” for Suite 510 is calendar year 2002 and the “Base Year for Suite 515 is 2005.

6. Tenant Improvements Allowance. There is no tenant improvement allowance being provided by Landlord as a result of this Amendment. Landlord understands that Tenant desires to make improvements to combine the two suites. Tenant must comply with the terms of the Lease in obtaining Landlord’s reasonable consent prior to commencement of any work.

7. Parking. Tenant shall have the right to use up to twenty-four (24) non-reserved parking spaces in the Building’s parking (an increase of six (6) spaces). No separate fee shall be charged for this right.

8. Option to Renew. Provided Tenant is not then in default of any terms and conditions of the Lease, Medallion shall have one (1) option to extend the Term of Suite 515 for an additional five (5) years for such Rent as the parties shall at that time negotiate. To exercise this option, Tenant must give Landlord at least sixty (60) days written notice of its desire to exercise this option. The parties shall during the next succeeding thirty (30) days negotiate the amount of the Rent to be paid for the extended Term. In the event the parties are unable to negotiate such Rent for the extended period, then the Term for Suite 515 shall not be extended and the Lease shall terminate as herein otherwise provided.

9. No Brokers. No party has agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Amendment or the transactions contemplated hereby that would give rise to any valid claim by another party hereto for any brokerage commission or finder’s fee or like payment.

10. Ratification. As amended herein, the parties hereby ratify the Lease and acknowledge that the Lease is in full force and effect.

LANDLORD:

B-Line Holdings, L.C.

By:
Its:	Manager

TENANT:

Medallion Bank, a Utah Industrial Bank

By:
Its:	President

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